Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 5

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Purchase of Common Stock	1,011,200	0.1441	06/10/2026
Purchase of Common Stock	5,000	0.1206	06/11/2026
Purchase of Common Stock	1,372,268	0.1140	06/12/2026

Alpha Structured Finance LP

Purchase of Common Stock	1,020,000	0.1141	06/12/2026

Milton C. Ault, III

Purchase of Common Stock	75,000	0.1311	06/10/2026
Sale of Common Stock	(75,000)	0.1570	06/10/2026
Purchase of Common Stock	50,000	0.1364	06/11/2026